Exhibit (n)(2)

Consent of Independent Auditors

The Board of Directors

Kahala Ireland OpCo Designated Activity Company:

We consent to the use in the registration statement (No. 333-233803) on Form N-2 of Business Development Corporation of America of our report dated March 10, 2020, with respect to the consolidated balance sheets of Kahala Ireland OpCo Designated Activity Company as of December 31, 2019 and 2018, the related consolidated statements of income, changes in members' equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, included herein.

/s/ KPMG

KPMG

Dublin, Ireland

March 4, 2021